Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

COMPANY CONTACTS:

DENNIS B. TOWER, CHIEF EXECUTIVE OFFICER

JOHN L. MORAN, PRESIDENT

W. KIRK BOSCHÉ, CHIEF FINANCIAL OFFICER

888-662-3877

WWW.FOOTHILLS-RESOURCES.COM

FOOTHILLS RESOURCES TO PRESENT AT

IPAA OIL AND GAS INVESTMENT SYMPOSIUM

BAKERSFIELD, Calif. – (PR Newswire) – April 19, 2007 – Foothills Resources, Inc. (OTCBB: FTRS) announced today that it will be a presenting company at the Independent Petroleum Association of America's (IPAA) Oil & Gas Investment Symposium New York to be held April 23-25, 2007 at the Sheraton New York Hotel & Towers.

Foothills Chief Executive Officer, Dennis Tower, is scheduled to present on Wednesday, April 25, 2007 at 4:35 PM EDT. Mr. Tower will update the investment community on the Company's projects in the Texas Gulf Coast, the Eel River Basin, California, and the Anadarko Basin, Oklahoma.

A link to the presentation will be available at Foothills website, www.foothills-resources.com, prior to the presentation. A live webcast of the presentation will be available at http://www.investorcalendar.com/CEPage.asp?ID=116168.

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and production of oil and natural gas opportunities in California, Texas and Oklahoma. Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to develop the Company. Additional information on Foothills Resources is available at http://www.foothills-resources.com.